EXHIBIT 10.1

Amendment No. 1 to Second Amended and Restated Employment Agreement

This Amendment No. 1 (this “Amendment”) to that certain Second Amended and Restated Employment Agreement dated August 13, 2015 (the “Employment Agreement”) is made by and between Steven J. Newby (the “Executive”) and Summit Midstream Partners, LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”) and is effective as of August 4, 2017.

RECITALS

WHEREAS, the Company and Executive desire to amend the Employment Agreement to extend its term.

NOW, THEREFORE, in consideration of the foregoing and for other consideration the sufficiency and receipt of which is hereby acknowledged by the parties, it is hereby agreed by and between the parties as follows.

AGREEMENT

1.	Capitalized Terms. Terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Employment Agreement.

2.	Amendment. Effective as of the date hereof, Section 2(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)        Term of Employment.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on March 1, 2020, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1) year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term.

3.	Headings. The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

EX 10.1-1

EXHIBIT 10.1

5.

Governing Law. This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

6.

No Other Amendments.  Except as expressly set forth herein, the Employment Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of the Employment Agreement.

7.	Effectiveness. This Amendment shall become effective immediately upon the date hereof.

8.

References to the Employment Agreement.  From and after the date hereof, all references in the Employment Agreement and any other documents to the Employment Agreement shall be deemed to be references to the Employment Agreement after giving effect to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on August 4, 2017.

COMPANY

By:	/s/ Brock M. Degeyter
	Name:	Brock M. Degeyter
	Title:	Executive Vice President, General Counsel
and Chief Compliance Officer

EXECUTIVE

By:	/s/ Steven J. Newby
Steven J. Newby

EX 10.1-2